PRICING SUPPLEMENT Dated October 3, 2019 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-225551 (To Prospectus dated October 31, 2018)

UBS AG $1,000,000 Step Down Trigger Autocallable Notes

Linked to the Relevant Nearby ICE-traded Brent Crude Oil Futures Contract due October 22, 2020

Investment Description

UBS AG Step Down Trigger Autocallable Notes (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the performance of the relevant nearby ICE-traded Brent Crude Oil Futures Contract (the “underlying asset”). UBS will automatically call the Notes (an “automatic call”) if the official settlement price (as defined on page 11) of the underlying asset on any observation date prior to the valuation date, or the final price on the valuation date, is equal to or greater than the call threshold level. The “call threshold level” is higher with respect to observation dates prior to the valuation date and, with respect to the valuation date, is equal to the downside threshold. The “final price” is the arithmetic average of the official settlement price of the underlying asset on each of the averaging dates. If the Notes are subject to an automatic call, UBS will pay on the corresponding call settlement date a cash payment per Note equal to the “call price”, which is your principal amount plus a call return based on the call return rate, and no further payments will be owed to you under the Notes. The call return increases the longer the Notes are outstanding. If, however, the Notes are not subject to an automatic call, then the final price will be less than the downside threshold and UBS will pay you a cash payment per Note that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the percentage decline in the underlying asset from the initial price to the final price (the “underlying return”) and, in extreme situations, you could lose all of your initial investment. Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment. Higher call return rates are generally associated with a greater risk of loss and a greater risk that the Notes will not be subject to an automatic call. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

❑	Automatic Call Feature with Step Down Call Threshold Levels — UBS will automatically call the Notes if the official settlement price of the underlying asset on any observation date prior to the valuation date, or the final price on the valuation date, is equal to or greater than the call threshold level. The call threshold level is higher with respect to observation dates prior to the valuation date and, with respect to the valuation date, is equal to the downside threshold. If the Notes are subject to an automatic call, UBS will pay on the applicable call settlement date a cash payment per Note equal to the call price for the relevant observation date, and no further payments will be owed to you under the Notes. The call return increases the longer the Notes are outstanding.
❑	Contingent Repayment of Principal at Maturity with Potential for Full Downside Market Exposure— If the Notes are not subject to an automatic call, then final price of the underlying asset will be less than the downside threshold and UBS will pay you a cash payment per Note that is less than the principal amount, if anything, resulting in a percentage loss on your investment equal to the underlying return. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date*	October 3, 2019
Settlement Date*	October 8, 2019
Observation Dates**	Quarterly (see page 2)
Averaging Dates**	October 13, 2020, October 14, 2020, October 15, 2020, October 16, 2020 and October 19, 2020 (the “valuation date”)
Maturity Date**	October 22, 2020

*	We expect to deliver each offering of the Notes against payment on or about the third business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two business days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.
**	Subject to postponement in the event of a market disruption event, as described under “Market Disruption Events” and “Permanent Disruption Events; Alternative Method of Calculation” herein.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Notes at maturity, and the Notes may have the same downside market risk as the underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 4 and under “Considerations Relating to Indexed Securities” beginning on page 52 of the accompanying prospectus before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose a significant portion or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

These terms relate to the Notes. The Notes are offered at a minimum investment of 10 Notes at $1,000 per Note (representing a $10,000 investment), and integral multiples of $1,000 in excess thereof.

Underlying Asset	Bloomberg Ticker	Call Return Rate*	Initial Price	Downside Threshold	Call Threshold Level	CUSIP	ISIN
Relevant Nearby ICE-traded Brent Crude Oil Futures Contract	CO1	15.30% over the term of the Notes; see page 2.	$57.71	$40.40, which is 70.00% of the Initial Price	See page 2	90270KQ85	US90270KQ856

* The call return is based on the call return rate and will vary depending on whether and, if called, the call settlement date on which, the Notes are called. See page 2 for additional information.

The estimated initial value of the Notes as of the trade date is $977.00. The estimated initial value of the Notes was determined as of the close of the relevant markets on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “ — Limited or no secondary market and secondary market price considerations” on pages 5 and 6 herein.

See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms set forth in this document and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public(1)		Underwriting Discount(1)(2)		Proceeds to UBS AG(2)
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the Relevant Nearby ICE-traded Brent Crude Oil Futures Contract	$1,000,000.00	$1,000.00	$10,000.00	$10.00	$990,000.00	$990.00

(1)  Certain fiduciary accounts will pay a purchase price of $990.00 per $1,000 principal amount of the Notes, and the placement agents, with respect to sales made to such accounts, will forgo any fees.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and its affiliates will act as placement agents for the Notes. The placement agents will forgo fees for sales to certain fiduciary accounts. The placement agents will receive a fee from the issuer or one of our affiliates equal to $10.00 per $1,000 principal amount of the Notes. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts.

J.P. Morgan Securities LLC	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus), with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. Before you invest, you should read this document and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access this document on the SEC website at www.sec.gov as follows:

•	Prospectus dated October 31, 2018: https://www.sec.gov/Archives/edgar/data/1114446/000119312518314003/d612032d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Notes” refer to the Step Down Trigger Autocallable Notes that are offered hereby, unless the context otherwise requires. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated October 31, 2018.

This document, together with the document listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 4, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus and this document, the terms set forth herein will govern.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

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Investor Suitability

The Notes may be suitable for you if:

•	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.
•	You can tolerate a loss of a significant portion or all of your initial investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying asset.
•	You believe that the official settlement price of the underlying asset on any observation date prior to the valuation date, or the final price on the valuation date, will be equal to or greater than the call threshold level, and you believe that the final price of the underlying asset will not be greater than the initial price by a percentage that is greater than the call return rate.
•	You understand and accept that you will not participate in any appreciation in the official settlement price of the underlying asset and that your potential return is limited to the call return, and you would be willing to invest in the Notes based on the call return rate specified on the cover hereof.
•	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations in the official settlement price of the underlying asset.
•	You understand and accept that the call threshold level is higher with respect to observation dates prior to the valuation date, and you would be willing to invest in the Notes based on the call threshold levels and the downside threshold indicated herein.
•	You do not seek guaranteed current income from this investment.
•	You understand and accept that the Notes may be subject to an automatic call, you are otherwise willing to hold such Notes to maturity and you accept that there may be little or no secondary market for the Notes.
•	You fully understand and are willing to accept the risks associated with commodity futures contracts generally and ICE-traded Brent crude oil futures contracts specifically.
•	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
•	You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

•	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.
•	You require an investment designed to provide a full return of principal at maturity.
•	You cannot tolerate a loss of all or a significant portion of your investment and you are not willing to make an investment that may have the same downside market risk as an investment in the underlying asset.
•	You believe that the official settlement price of the underlying asset will decline during the term of the Notes and that the official settlement price of the underlying asset on any observation date prior to the valuation date, or the final price on the valuation date, is likely to be less than the call threshold level on the applicable observation date, or you believe that the final price of the underlying asset will be greater than the initial price by a percentage that is greater than the call return rate.
•	You believe that the final price of the underlying asset will be less than the downside threshold on the valuation date.
•	You seek an investment that participates in the full appreciation in the official settlement price of the underlying asset or that has unlimited return potential, or you would be unwilling to invest in the Notes based on the call return rate specified on the cover hereof.
•	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations in the official settlement price of the underlying asset.
•	You do not understand or are unwilling to accept that the call threshold level is higher with respect to observation dates prior to the valuation date, or you would not be willing to invest in the Notes based on the call threshold levels or the downside threshold indicated herein.
•	You seek guaranteed current income from this investment.
•	You are do not understand or are unwilling to accept that the Notes may be subject to an automatic call, you are otherwise unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.
•	You do not fully understand or are unwilling to accept the risks associated with commodity futures contracts generally and ICE-traded Brent crude oil futures contracts specifically.
•	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Asset” herein for more information on the underlying asset. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Notes.

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Final Terms

Issuer	UBS AG London Branch
Principal Amount	$1,000.00 per Note
Term	Approximately 54 weeks, subject to an automatic call.
Underlying Asset	The Notes are linked to the official settlement price per barrel, stated in U.S. dollars, of the first nearby month futures contract for Brent Crude Oil as traded on the Intercontinental Exchange (“ICE”) (Bloomberg Ticker: CO1 <Comdty>), provided that if the trade date or the relevant observation date falls on or after the trading day prior to the first notice date for delivery of ICE-traded Brent Crude Oil under such futures contract or on the trading day prior to the last trading day of such futures contract, then the second nearby month futures contract will be used with respect to such date. The calculation agent determined the initial price by reference to the December 2019 Brent Crude Oil Futures Contract.
Automatic Call Feature

UBS will automatically call the Notes if the official settlement price of the underlying asset on any observation date prior to the valuation date, or the final price on the valuation date, is equal to or greater than the call threshold level.

If the Notes are subject to an automatic call, UBS will pay on the corresponding call settlement date a cash payment per Note equal to the call price for the relevant observation date as specified in the table below. Following an automatic call, no further payments will be made on the Notes.

Call Return Rate	15.30% over the term of the Notes.
Call Return	The call return increases the longer the Notes are outstanding as specified in the table below, and is based upon the call return rate.
Call Price	The call price equals the principal amount per Note plus the applicable call return, as specified in the table below.

The table below reflects the call return rate specified above.

Observation Date(1)	Call Settlement Date(1)(2)	Call Return	Call Price (per Note)
January 17, 2020	January 23, 2020	3.825%	$1,038.25
April 17, 2020	April 22, 2020	7.650%	$1,076.50
July 17, 2020	July 22, 2020	11.475%	$1,114.75
Valuation Date	Maturity Date	15.300%	$1,153.00

Payment at Maturity (per Note)

If the Notes are not subject to an automatic call, then the final price of the underlying asset will be less than the downside threshold and UBS will pay you a cash payment that is less than the principal amount, if anything, equal to:

$1,000 x (1 + Underlying Return)

In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

Underlying Return	The quotient, expressed as a percentage, of the following formula: Final Price – Initial Price Initial Price
Call Threshold Level(1)

A specified price of the underlying asset that is equal to a percentage of the initial price, as determined by the calculation agent and set forth below:

•    With respect to each observation date prior to the valuation date: $57.71, which is equal to 100.00% of the initial price.

•    With respect to the valuation date: $40.40, which is equal to 70.00% of the initial price and is equal to the downside threshold.

Downside Threshold(1)	A specified price of the underlying asset that is less than the initial price, equal to 70.00% of the initial price, as indicated on the cover hereof and as determined by the calculation agent.
Initial Price(1)	The official settlement price of the underlying asset on the trade date, as indicated on the cover hereof and as determined by the calculation agent.
Final Price(1)	The arithmetic average of the official settlement price of the underlying asset on each of the averaging dates, as determined by the calculation agent.
Averaging Dates(1)	October 13, 2020, October 14, 2020, October 15, 2020, October 16, 2020 and the valuation date.
Valuation Date(1)	October 19, 2020

(1) Subject to adjustment in the case of certain events as described under “Market Disruption Events” and “Permanent Disruption Events; Alternative Method of Calculation” herein.

(2) Three business days following the relevant observation date, except that the call settlement date corresponding to the valuation date is the maturity date.

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Investment Timeline

Trade Date	The initial price of the underlying asset is observed and the final terms of the Notes are set.
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Observation Dates

The Notes will be subject to an automatic call if the official settlement price of the underlying asset on any observation date prior to the valuation date, or the final price on the valuation date, is equal to or greater than the call threshold level.

If the Notes are subject to an automatic call, UBS will pay on the corresponding call settlement date a cash payment per Note equal to the call price for the relevant observation date. Following an automatic call, no further payments will be made on the Notes.

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Maturity Date

If the Notes are not subject to an automatic call, then the final price of the underlying asset will be less than the downside threshold and UBS will pay you a cash payment per Note that is less than the principal amount, if anything, equal to:

$1,000 x (1 + Underlying Return)

In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

If the Notes are not subject to an automatic call, you will lose a significant portion or all of your initial investment. Specifically, if the Notes are not subject to an automatic call, then the final price will be less than the downside threshold and you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

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Key Risks

An investment in the offering of the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the underlying asset. Some of the risks that apply to the Notes are summarized below, but we urge you to read the additional explanation of risks relating to the Notes in “Considerations Relating to Indexed Securities” section of the accompanying prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

•	Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Notes at maturity. If the Notes are not subject to an automatic call, then the final price will be less than the downside threshold and you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment.
•	The contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to an automatic call or maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the then-current price of the underlying asset is equal to or greater than the downside threshold and call threshold level. All payments on the Notes are subject to the creditworthiness of UBS.
•	No interest payments — UBS will not pay any interest with respect to the Notes.
•	Your potential return on the Notes is limited to any call return and you will not participate in any appreciation of the underlying asset — The return potential of the Notes is limited to the pre-specified call return that will be paid if the Notes are subject to an automatic call, and investors will not participate in any appreciation in the underlying asset. The Notes will be subject to an automatic call only if the official settlement price of the underlying asset on any observation date prior to the valuation date, or the final price on the valuation date, is equal to or greater than the call threshold level, is higher with respect to observation dates prior to the valuation date and, with respect to the valuation date, is equal to the downside threshold. In addition, because the call return increases the longer the Notes have been outstanding, the call price payable with respect to earlier observation dates is less than the call price payable with respect to later observation dates. The earlier a Note is subject to an automatic call, the lower your return will be. Because the Notes may be subject to an automatic call as early as the first potential call settlement date, the total return on the Notes could be less than if the Notes remained outstanding until maturity. Furthermore, if the Notes are not subject to an automatic call, you will be subject to the decline in the official settlement price of the underlying asset from the initial price to the final price even though you will not participate in any appreciation in the official settlement price of the underlying asset. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the underlying asset.
•	A higher call return rate or lower downside threshold or call threshold levels may reflect greater expected volatility of the underlying asset, and greater expected volatility generally indicates an increased risk of loss at maturity — The economic terms for the Notes, including the call return rate, call threshold levels and downside threshold, are based, in part, on the expected volatility of the underlying asset at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the official settlement price of the underlying asset. The greater the expected volatility of the underlying asset as of the trade date, the greater the expectation is as of that date that the official settlement price of the underlying asset on any observation date prior to the valuation date, or that the final price on the valuation date, could be less than the call threshold level on the relevant observation date or the downside threshold on the valuation date, respectively, and, as a consequence, indicates an increased risk of the Notes not being subject to an automatic call and an increased risk of loss, respectively. All things being equal, this greater expected volatility will generally be reflected in a higher call return rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or a lower downside threshold and/or call threshold levels than those terms on otherwise comparable securities. Therefore, a relatively higher call return rate may indicate an increased risk of loss. Further, a relatively lower downside threshold and/or lower call threshold levels may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity and/or paying the call return. You should be willing to accept the downside market risk of the underlying asset and the potential to lose a significant portion or all of your initial investment.
•	Reinvestment risk — The Notes will be subject to an automatic call if the official settlement price of the underlying asset on any observation date prior to the valuation date, or the final price on the valuation date, is equal to or greater than the call threshold level. Because the Notes could be subject to an automatic call as early as the first potential call settlement date, the term of your investment may be limited. In the event that the Notes are subject to an automatic call, there is no guarantee that you would be able to reinvest the proceeds at a comparable return and/or with a comparable call return rate for a similar level of risk. In addition, to the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Generally, however, the longer the Notes remain outstanding, the less likely the Notes will be subject to an automatic call due to the decline in the official settlement price of the underlying asset and the shorter time remaining for the official settlement price of the underlying asset to recover. Such periods generally coincide with a period of greater risk of principal loss on your Notes.
•	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.
•	Market risk — The official settlement price for the underlying asset can rise or fall sharply as a result of the supply of, and the demand for, the underlying asset and for the exchange traded futures contracts for the purchase or delivery of Brent crude oil. Changes in the official settlement price result over time from the interaction of many factors directly or indirectly affecting economic and political conditions such as the expected volatility of the official settlement price of Brent crude oil, and of the prices of exchange-traded futures contracts for the purchase or delivery of Brent crude oil and a variety of economic, financial, political, regulatory, or judicial events. You, as an investor in the Notes, should make your own investigation into the underlying asset, the commodity markets generally and the merits of an investment linked to the underlying asset.
•	The Notes are not regulated by the Commodity Futures Trading Commission (the “CFTC”) — An investment in the Notes does not constitute either an investment in futures contracts, options on futures contracts, or commodity options and therefore you will not benefit from the regulatory protections attendant to CFTC regulated products. This means that the Notes are not traded on a regulated exchange and issued by a clearinghouse. See “—There may be little or no secondary market for the Notes” below. In addition, the proceeds UBS receives from the sale of the Notes will not be used to purchase or sell any commodity futures contracts, options on futures contracts or options on commodities for your benefit. Therefore, an investment in the Notes does not constitute a collective investment vehicle that trades in these instruments. An investment in a collective investment vehicle that invests in these instruments is often subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator.

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•	Fair value considerations.
o	The issue price you pay for the Notes exceeds their estimated initial value — The issue price you pay for the Notes exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Notes by reference to our internal pricing models and the estimated initial value of the Notes is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the official settlement price and volatility of the underlying asset, global supply and demand in the commodity markets generally and in the underlying asset specifically, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date is less than the issue price you pay for the Notes.
o	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value— The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
o	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.
•	Limited or no secondary market and secondary market price considerations.
o	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Notes will develop. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
o	The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
o	Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the official settlement price of the underlying asset; the volatility of the underlying asset; the global supply and demand of the commodity markets generally and the underlying asset specifically; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; whether the official settlement price of the underlying asset is currently or has been less than the call threshold level or downside threshold; the availability of comparable instruments; the creditworthiness of UBS; and the then-current bid-ask spread for the Notes.
o	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.
•	The historical performance of the underlying asset should not be taken as an indication of the future performance of the underlying asset during the term of the Notes — It is impossible to predict whether the official settlement price of the underlying asset will rise or fall. The official settlement price of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors as described in the preceding risk factor.

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•	The market value of the Notes may be influenced by unpredictable factors — The market value of your Notes may fluctuate between the date you purchase them and the valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the official settlement price of the underlying asset on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include, but are not limited to:
o	the expected volatility of the price of Brent crude oil, and of the prices of exchange-traded futures contracts for the purchase or delivery of Brent crude oil;
o	the time to maturity of the Notes;
o	interest and yield rates in the market generally;
o	a variety of economic, financial, political, regulatory or judicial events;
o	global supply and demand for oil generally and Brent crude oil specifically, and supply and demand for exchange-traded futures contracts for the purchase or delivery of Brent crude oil;
o	factors specific to Brent crude oil as a commodity, as discussed under “Changes in supply and demand in the market for Brent crude oil futures contracts may adversely affect the value of, and any amount payable on, the Notes” herein;
o	supply and demand for the Notes; and
o	the creditworthiness of UBS.
•	Legal and regulatory risks — Legal and regulatory changes could adversely affect the official settlement price of the underlying asset. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to the official settlement price of the underlying asset, but any such action could cause unexpected volatility and instability in the commodities markets generally with a substantial and adverse effect on the performance of the underlying asset specifically and, consequently, on the value of, and any amount payable on, the Notes.
•	Changes in law or regulations relating to commodity futures contracts could adversely affect the market value of, and any amount payable on, the Notes — Futures contracts and options on futures contracts are subject to extensive regulations and the regulation of commodity transactions in the U.S. and U.K. is subject to ongoing modification by government and judicial action. The effect on the value of the Notes of any future regulatory change is impossible to predict, but may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such effects could be substantial and adverse to the interests of holders of the Notes and may affect the value of, and any amount payable on, the Notes.
•	The calculation agent may postpone any observation date or averaging date, and thus a call settlement date or the maturity date, respectively, upon the occurrence of a market disruption event, replace the underlying asset upon the occurrence of a permanent disruption event, or adjust the calculation of the underlying asset or successor upon an alternative method of calculation — If the calculation agent determines that a market disruption event has occurred or is continuing on any observation date other than the valuation date, the affected date may be postponed until the first trading day on which no market disruption event occurs or is continuing. If such a postponement occurs, the calculation agent will make the relevant determination based on the official settlement price of the underlying asset on the first trading day on which no market disruption event occurs or is continuing. In no event, however, will the relevant date be postponed by more than ten trading days. As a result, the relevant call settlement date for the Notes could also be postponed, although not by more than ten trading days.
If an observation date (other than the valuation date) is postponed to the last possible day as described above, but a market disruption event occurs and is continuing on that day, that day will nevertheless be deemed to be the date of determination. If the official settlement price of the underlying asset is not available on that day, either because of a market disruption event or for any other reason, the calculation agent will estimate the official settlement price of the underlying asset that would have prevailed in the absence of the market disruption event or such other reason.
Similarly, if the calculation agent determines that a market disruption event has occurred or is continuing on any averaging date (including the valuation date), the affected averaging date will be postponed until the first succeeding valid date. A “valid date” is a trading day on which a market disruption event has not occurred and which is not otherwise scheduled to be an averaging date. If the first succeeding valid date has not occurred as of the close of trading on the tenth trading day immediately following the originally scheduled averaging date, then (1) that tenth trading day shall be deemed to be the averaging date (irrespective of whether that tenth trading day is already an averaging date) and (2) the calculation agent will determine the official settlement price (and thereafter, the final price) on such day as specified above. If the calculation agent postpones an averaging date (and therefore the determination of the final price), the calculation agent may also adjust the maturity date to ensure that the number of business days between the valuation date and the maturity date remains the same. See the section “Market Disruption Events” herein.
Notwithstanding the above, if the calculation agent determines that a permanent disruption event has occurred, the calculation agent may replace the underlying asset with another commodity futures contract that the calculation agent determines to be comparable to the permanently disrupted underlying asset (a “successor commodity future”), and such official settlement price on each observation date and averaging date (including the valuation date) will be determined by reference to the official settlement price of such successor commodity future at the close of trading on such relevant exchange on such date as determined by the calculation agent. To the extent necessary, the calculation agent will adjust those terms as necessary to ensure cross-comparability of the permanently disrupted underlying asset and the successor commodity future. In addition, if the calculation agent determines that an alternative method of calculation with respect to the underlying asset or successor commodity future has occurred, the calculation may make such calculations and adjustments as may be necessary in order to arrive at a value for the underlying asset or successor commodity future, as applicable. See the section “Permanent Disruption Events; Alternative Method of Calculation” herein.
•	Owning the Notes is not the same as purchasing the relevant nearby Brent crude oil futures contract or certain other related contracts directly — The return on your Notes will not reflect the return you would realize if you had actually purchased or took a position in the underlying asset or Brent crude oil directly, or any other exchange-traded or over-the-counter instruments based on Brent crude oil. You will not have any rights that holders of such assets or instruments have. Even if the official settlement price of the underlying asset moves favorably during the term of the Notes, the market value of the Notes may not increase by the same amount. It is also possible for the official settlement price of the underlying asset to move favorably while the market value of the Notes declines.
•	There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the official settlement price of the underlying asset will rise or fall and there can be no assurance that the official settlement price or the final price, as applicable, of the underlying asset will be equal to or greater than the call threshold level on any observation date or the downside threshold on the valuation date. The official settlement price of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying asset. You should be willing to accept the downside risks of owning commodities in general and the underlying asset in particular, and the risk of losing a significant portion or all of your initial investment.

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•	The amount payable on the Notes is not linked to the official settlement price of the underlying asset at any time other than on the observation dates (other than the final valuation date) or the averaging dates, and the payment at maturity, if any, will be based on the arithmetic average of the official settlement price of the underlying asset on each of the averaging dates — Any payment on the Notes will be based on the official settlement price of the underlying asset only on the observation dates and on each averaging date (including the final valuation date). Even if the official settlement price of the underlying asset appreciates at any other time but then declines to an official settlement price or final price that is less than the call price or downside threshold, as applicable, you will not receive the call return with respect to such observation date and, with respect to the final valuation date, you will lose a significant portion or all of your initial investment.
In addition, any payment at maturity will be calculated by reference to the final price, which will be equal to the arithmetic average of the official settlement prices of the underlying asset on each of the averaging dates. In calculating the final price, positive performance of the underlying asset on one or more averaging dates that would lead to receiving the call return may be moderated, wholly offset or even reversed by changes in the official settlement price of the underlying asset on one or more of the other averaging dates. Therefore, even if the official settlement price of the underlying asset was equal to or greater than the downside threshold on certain averaging dates (including the valuation date), you will lose a significant portion or all of your initial investment if the official settlement price was less than the downside threshold on other averaging dates and the final price is less than the downside threshold.
•	The Notes offer exposure to futures contracts and not direct exposure to physical commodities — The Notes will reflect a return based on the performance of the ICE-traded Brent crude oil futures contract and do not provide exposure to Brent crude oil spot prices. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Notes may underperform a similar investment that is linked to commodity spot prices.
•	Prices of commodities and commodity futures contracts are highly volatile and may change unpredictably — Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the underlying asset and, as a result, the market value of, and any amount payable on, the Notes.
•	Changes in supply and demand in the market for Brent crude oil futures contracts may adversely affect the value of, and any amount payable on, the Notes — The Notes are linked to the performance of futures contracts on the underlying physical commodity, Brent crude oil. Futures contracts are legally binding agreements for the buying or selling of a certain commodity at a fixed price for physical settlement on a future date. Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a futures contract scheduled to expire in the first nearby month may experience more severe pricing pressure or greater price volatility than the corresponding futures contract scheduled to expire in a later month. Because the official settlement price of the underlying asset will be determined by reference to the futures contract in respect of the first nearby month (except as provided under “Final Terms — Underlying Asset”), the market value of, and any amount payable on, the Notes may be less than would otherwise be the case if the official settlement price of the underlying asset had been determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes.
•	Suspension or disruptions of market trading in commodities and related futures may adversely affect the value of, and any amount payable on, the Notes — The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some non-U.S. exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the official settlement price of the underlying asset, and therefore, the market value of, and any amount payable on, the Notes.
•	The Notes may be subject to certain risks specific to Brent crude oil as a commodity — Brent crude oil is an energy-related commodity. Consequently, in addition to factors affecting commodities generally that are described above and in the accompanying prospectus, the Notes may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility. These may include, among others:
o	changes in the level of industrial and commercial activity with high levels of energy demand;
o	disruptions in the supply chain or in the production or supply of other energy sources;
o	price changes in alternative sources of energy;
o	adjustments to inventory;
o	variations in production and shipping costs;
o	costs associated with regulatory compliance, including environmental regulations; and
o	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.
These factors interrelate in complex ways, and the effect of one factor on the official settlement price of the underlying asset, and the market value of, and any amount payable on, the Notes may offset or enhance the effect of another factor.
•	Futures contracts on Brent crude oil are the benchmark crude oil contracts in European markets — Because futures contracts on Brent crude oil are the benchmark crude oil contracts in European markets, the underlying asset will be affected by global economic conditions. A decline in economic activity in Europe, or globally, could result in decreased demand for crude oil and for futures contracts on crude oil, which could adversely affect the value of the underlying asset and, therefore, the market value of, and any amount payable on, the Notes.

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•	Potential UBS impact on the underlying asset — Trading or transactions by UBS or its affiliates in the underlying asset, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying asset or Brent crude oil, may adversely affect the market price of the underlying asset on any observation date or averaging date (including the valuation date) and, therefore, the market value of, and any amount payable on, the Notes.
•	Potential conflict of interest — There are potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS and which will make potentially subjective judgments. The calculation agent will determine whether the Notes are subject to an automatic call and the payment at maturity of the Notes, if any, based on observed prices of the underlying asset. The calculation agent can postpone the determination of the initial price or final price of the underlying asset on the trade date or valuation date, respectively, or the determination of the official settlement price on any observation date or averaging date, if a disruption event occurs and is continuing on that date. As UBS determines the economic terms of the Notes, including the call return rate, call threshold levels and downside threshold, and such terms include hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
•	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial and commodity markets, including energy markets, and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes, the commodity and energy markets generally and the underlying asset to which the Notes are linked.
•	You must rely on your own evaluation of the merits of an investment linked to the underlying asset — In the ordinary course of business, UBS or one or more of its affiliates from time to time expresses views on expected movements in the underlying asset. These views are sometimes communicated to clients who participate in energy markets. However, these views, depending upon worldwide economic, political and other developments, may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in energy markets may at any time have significantly different views from views of UBS or those of its affiliates. For reasons such as these, UBS believes that most investors in energy markets derive information concerning those markets from multiple sources. In connection with your purchase of the Notes, you should investigate the energy markets and not rely on views which may be expressed by UBS or its affiliates in the ordinary course of business with respect to future official settlement prices of the underlying asset.
•	If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder — The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in the FINMA Banking Insolvency Ordinance (“BIO-FINMA”). In a restructuring proceeding, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. The BIO-FINMA provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Notes) may only take place after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the BIO-FINMA does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Notes will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the Notes. Consequently, holders of Notes may lose all of some of their investment in the Notes. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.
•	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should read the discussion herein under “What Are the Tax Consequences of the Notes?” and consult your tax advisor about your tax situation.

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Hypothetical Examples of How the Notes Might Perform

The below examples are based on hypothetical terms. The actual terms are indicated on the cover hereof.

The examples below illustrate the payment upon a call or at maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of reference):

Principal Amount:	$1,000
Term:	Approximately 54 weeks
Call return rate:	15.30% over the term of the Notes
Initial Price:	$60.00
Call Threshold:	• With respect to observation dates prior to the valuation date: $60.00 (which is 100.00% of the Initial Price) • With respect to the valuation date: $42.00 (which is 70.00% of the Initial Price)
Downside Threshold:	$42.00 (which is 70.00% of the Initial Price)

Observation Date	Call Settlement Date	Call Return	Call Price (per Note)
January 17, 2020	January 23, 2020	3.825%	$1,038.25
April 17, 2020	April 22, 2020	7.650%	$1,076.50
July 17, 2020	July 22, 2020	11.475%	$1,114.75
Valuation Date	Maturity Date	15.300%	$1,153.00

Example 1 — The official settlement price of the underlying asset is equal to or greater than the call threshold level on the observation date corresponding to the first potential call settlement date.

Date	Official Settlement Price	Payment (per Note)
First Observation Date	$61.00 (equal to or greater than Call Threshold Level)	$1,038.25 (Call Price)
	Total Payment:	$1,038.25 (3.825% total return)

Because the Notes are subject to an automatic call on the first potential call settlement date (which is approximately three months after the trade date), UBS will pay on the corresponding call settlement date a total of $1,038.25 per Note (reflecting your principal amount plus the applicable call return), a 3.825% total return on the Notes. No further amount will be owed to you under the Notes.

Example 2 — The official settlement price of the underlying asset is equal to or greater than the call threshold level on the observation date corresponding to the third potential call settlement date.

Date	Official Settlement Price	Payment (per Note)
First Observation Date	$55.00 (less than Call Threshold Level)	$0
Second Observation Date	$58.00 (less than Call Threshold Level)	$0
Third Observation Date	$65.00 (equal to or greater than Call Threshold Level)	$1,114.75 (Call Price)
	Total Payment:	$1,114.75 (11.475% total return)

Because the Notes are subject to an automatic call on the third potential call settlement date (which is approximately nine months after the trade date), UBS will pay on the corresponding call settlement date a total of $1,114.75 per Note (reflecting your principal amount plus the applicable call return), an 11.475% total return on the Notes. No further amount will be owed to you under the Notes.

Example 3 — The final price of the underlying asset is equal to or greater than the call threshold level on the valuation date.

Date	Official Settlement Price	Payment (per Note)
First Observation Date	$52.00 (less than Call Threshold Level)	$0
Second Observation Date	$55.00 (less than Call Threshold Level)	$0
Third Observation Date	$54.00 (less than Call Threshold Level)	$0
Valuation Date	$62.00* (equal to or greater than Call Threshold Level)	$1,153.00 (Call Price)
	Total Payment:	$1,153.00 (15.300% total return)

Because the Notes are subject to an automatic call on the valuation date (which is approximately 54 weeks after the trade date), UBS will pay on the maturity date a total of $1,153.00 per Note (reflecting your principal amount plus the applicable call return), a 15.300% total return on the Notes.

* Represents the arithmetic average of the official settlement price of the underlying asset on each of the averaging dates.

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Example 4 — The notes are not subject to an automatic call and therefore the final price of the underlying asset is less than the downside threshold.

Date	Official Settlement Price	Payment (per Note)
First Observation Date	$50.00 (less than Call Threshold Level)	$0
Second Observation Date	$39.00 (less than Call Threshold Level)	$0
Third Observation Date	$30.00 (less than Call Threshold Level)	$0
Final Valuation Date	$24.00* (less than Call Threshold Level and Downside Threshold)	$1,000.00 x (1 + Underlying Return) = $1,000.00 x [1 + (-60%)] = $1,000.00 x 0.40 = $400.00 (Payment at Maturity)
	Total Payment:	$400.00 (60.00% loss)

Because the Notes are not subject to an automatic call, then the final price of the underlying asset is less than the downside threshold and UBS will pay you $400.00 per Note, for a 60.00% loss on the Notes.

* Represents the arithmetic average of the official settlement price of the underlying asset on each of the averaging dates.

The following table illustrates the hypothetical return upon an automatic call or at maturity on the Notes. The hypothetical prices and returns set forth below are based on the hypothetical terms set forth above and are for illustrative purposes only, and they may not be the actual total returns applicable to a purchaser of the Notes.

Hypothetical Official Settlement Price(1)	Observation Dates Prior to the Valuation Date				Valuation Date
	Hypothetical Underlying Return at Observation Date	Total Return at First Call Settlement Date	Total Return at Second Call Settlement Date	Total Return at Third Call Settlement Date	Hypothetical Underlying Return at Maturity	Hypothetical Return at Maturity per Note
$84.00	40.00%	3.825%	7.650%	11.475%	40.00%	15.300%
$78.00	30.00%	3.825%	7.650%	11.475%	30.00%	15.300%
$72.00	20.00%	3.825%	7.650%	11.475%	20.00%	15.300%
$69.00	15.00%	3.825%	7.650%	11.475%	15.00%	15.300%
$66.00	10.00%	3.825%	7.650%	11.475%	10.00%	15.300%
$63.00	5.00%	3.825%	7.650%	11.475%	5.00%	15.300%
$60.00(2)	0.00%	3.825%	7.650%	11.475%	0.00%	15.300%
$57.00	-5.00%	n/a	n/a	n/a	-5.00%	15.300%
$54.00	-10.00%	n/a	n/a	n/a	-10.00%	15.300%
$48.00	-20.00%	n/a	n/a	n/a	-20.00%	15.300%
$42.00(3)	-30.00%	n/a	n/a	n/a	-30.00%	15.300%
$36.00	-40.00%	n/a	n/a	n/a	-40.00%	-40.000%
$30.00	-50.00%	n/a	n/a	n/a	-50.00%	-50.000%
$24.00	-60.00%	n/a	n/a	n/a	-60.00%	-60.000%
$18.00	-70.00%	n/a	n/a	n/a	-70.00%	-70.000%
$12.00	-80.00%	n/a	n/a	n/a	-80.00%	-80.000%
$6.00	-90.00%	n/a	n/a	n/a	-90.00%	-90.000%
$0.00	-100.00%	n/a	n/a	n/a	-100.00%	-100.000%

(1)	Represents, with respect to the valuation date, the arithmetic average of the official settlement price of the underlying asset on each of the averaging dates.
(2)	Represents the hypothetical call threshold level with respect to observation dates prior to the valuation date.
(3)	Represents the hypothetical call threshold level with respect to the valuation date.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Notes are not subject to an automatic call, you may lose a significant portion or all of your initial investment. Specifically, if the Notes are not subject to an automatic call, then the final price will be less than the downside threshold and you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

Any payment on the Notes, including any payments in respect of an automatic call or any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

10

Information About the Underlying Asset

All disclosures contained in this document regarding the underlying asset for the Notes are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset. You should make your own investigation into the underlying asset.

Included on the following pages is a brief description of the underlying asset. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly closing high and quarterly closing low for the underlying asset. The information given below is for the specified calendar quarters. We obtained the official settlement price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying asset as an indication of future performance.

When we refer to the official settlement price of the underlying asset in this document, we mean the official U.S. dollar settlement price of Brent crude oil (expressed in dollars per barrel) for the relevant first nearby Brent crude oil futures contract, as traded on the ICE and displayed on Bloomberg under the symbol “CO1” <Comdty>. If the trade date or the relevant observation date falls on or after the trading day prior to the first notice date for delivery of ICE-traded Brent Crude Oil under such futures contract or on the trading day prior to the last trading day of such futures contract, then the second nearby month futures contract will be used with respect to such date. The calculation agent will determine the initial price by reference to the December 2019 Brent Crude Oil Futures Contract.

Brent crude is the biggest of the many major classifications of crude oil consisting of Brent Crude, Brent Sweet Light Crude, Oseberg, Ekofisk, and Forties. Sourced in the North Sea and typically refined in Northwest Europe, Brent crude oil has served as a global benchmark for Atlantic Basin crude oils in general, and low-sulfur (“sweet”) crude oils in particular, since the 1970’s. Oil production from Europe, Africa and the Middle East flowing West tends to be priced relative to Brent Crude. A maximum of 72 consecutive contract months will be listed at any one time. The futures contracts are a dollar denominated, deliverable contract of 1,000 barrels, which is equal to 42,000 U.S. gallons, based on EFP delivery with an option to cash settle.

The underlying asset is listed on ICE Futures Europe. Additional information about the underlying asset is available at the following website: theice.com/products/219/specs.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The following table sets forth the quarterly high and low official settlement prices for the underlying asset as reported by Bloomberg. The official settlement price of the underlying asset on October 3, 2019 was $57.71. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2015	3/31/2015	$62.58	$46.59	$55.11
4/1/2015	6/30/2015	$67.77	$54.95	$63.59
7/1/2015	9/30/2015	$62.07	$42.69	$48.37
10/1/2015	12/31/2015	$53.05	$36.11	$37.28
1/1/2016	3/31/2016	$41.79	$27.88	$39.60
4/1/2016	6/30/2016	$52.51	$37.69	$49.68
7/1/2016	9/30/2016	$50.89	$41.80	$49.06
10/1/2016	12/31/2016	$56.82	$44.43	$56.82
1/1/2017	3/31/2017	$57.10	$50.56	$52.83
4/1/2017	6/30/2017	$56.23	$44.82	$47.92
7/1/2017	9/30/2017	$59.02	$46.71	$57.54
10/1/2017	12/31/2017	$67.02	$55.62	$66.87
1/1/2018	3/31/2018	$70.53	$62.59	$70.27
4/1/2018	6/30/2018	$79.80	$67.11	$79.44
7/1/2018	9/30/2018	$82.72	$70.76	$82.72
10/1/2018	12/31/2018	$86.29	$50.47	$53.80
1/1/2019	3/31/2019	$68.50	$54.91	$68.39
4/1/2019	6/30/2019	$74.57	$59.97	$66.55
7/1/2019	9/30/2019	$69.02	$56.23	$60.78
10/1/2019	10/3/2019*	$58.89	$57.69	$57.71

* The above table only includes data through this date. Accordingly, the “Quarterly Closing High”, “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

11

The graph below illustrates the performance of the underlying asset from January 1, 2009 through October 3, 2019, based on information from Bloomberg. The dotted green line represents the call threshold level applicable to the first three observation dates (excluding the valuation date) of $57.71, and the dotted blue line represents the call threshold level applicable to the valuation date and the downside threshold of $40.40, which are equal to 100.00% and 70.00%, respectively, of the initial price. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

12

What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

General. This discussion, other than the section below entitled “Non-U.S. Holders”, applies to you only if you are a U.S. Holder, the original investor in the Notes and you hold your Notes as capital assets within the meaning of Section 1221 of the Code for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

♦	a dealer in securities or currencies,
♦	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
♦	a financial institution or a bank,
♦	a regulated investment company or a real estate investment trust or a common trust fund,
♦	a life insurance company,
♦	a tax-exempt organization or an investor holding the securities in a tax-advantaged account (such as an “individual retirement account” or “Roth IRA”),as defined in Section 408 of the Code or Section 408A of the Code, respectively,
♦	a person that owns Notes as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or enters into a “constructive sale” with respect to the Notes or a “wash sale” with respect to the Notes or the underlying asset, or
♦	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

You are a U.S. holder if you are a beneficial owner of a Note and you are: (i) a citizen or resident of the U.S., (ii) a domestic corporation, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

An individual may, subject to certain exceptions, be deemed to be a resident of the U.S. by reason of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds the Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Notes.

U.S. Tax Treatment. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes as prepaid derivative contracts with respect to the underlying asset. If your Notes are so treated, you should generally recognize capital gain or loss upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.

Based on certain factual representations received from us, our counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible alternative treatment under Section 1256 of the Code), such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above.

Alternative Treatments. The IRS, for example, might assert that Section 1256 of the Code should apply to your Notes. If Section 1256 of the Code were to apply to your Notes, gain or loss recognized with respect to your Notes (or a portion of your Notes) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Notes. You would also be required to mark your Notes (or a portion of your Notes) to market at the end of each year (i.e., recognize income as if the Notes (or the relevant portion of the Notes) had been sold for fair market value). The IRS might also assert that a rollover of the underlying asset could be treated as a taxable deemed exchange of the Note for a “new” Note, in which case a U.S. Holder would recognize gain or loss (which loss may be subject to the “wash sale” rules) equal to the difference between the fair market value of the Note and the U.S. Holder’s tax basis in the Note at the time of the rollover of the underlying asset, and the U.S. Holder would begin a new holding period for the Note on the day following such rollover and take a new fair market value tax basis in the Note. Lastly, the IRS may assert that the Notes should be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash).

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance and potential impact of the above considerations.

13

Except to the extent otherwise required by law, UBS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require U.S. taxpayers to report certain transactions (“reportable transactions”) on IRS Form 8886. An investment in the Notes or a sale of the Notes generally should not be treated as a reportable transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Notes or a sale of the Notes to be treated as a reportable transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Notes.

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed and fully completed applicable IRS Form W-8, you will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders. Subject to FATCA, as discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Gain from the taxable disposition of the Notes generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their advisor about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

14

Market Disruption Events

With respect to the underlying asset, the calculation agent will determine the official settlement price on each observation date and averaging date, and the final price based on the arithmetic average of the official settlement prices on each of the averaging dates (including the valuation date). If the calculation agent determines that, on any observation date other than the valuation date, a market disruption event has occurred or is continuing with respect to the underlying asset, the affected date may be postponed by up to ten trading days. If such a postponement occurs, the calculation agent will determine the official settlement price by reference to the official settlement price on the first trading day following such date on which no market disruption event occurs or is continuing. If however, the affected date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, the calculation agent will nevertheless determine the official settlement price on such day. In such an event, the calculation agent will estimate the official settlement price for the underlying asset that would have prevailed in the absence of the market disruption event.

In the case of determining the final price of the underlying asset, to the extent a market disruption event occurs on any averaging date (including the valuation date), the affected averaging date shall be the first succeeding valid date. A “valid date” is a trading day on which a market disruption event has not occurred and which is not otherwise scheduled to be an averaging date. If the first succeeding valid date in respect of the underlying asset has not occurred as of the close of trading on the tenth trading day immediately following the originally scheduled averaging date, then (1) that tenth trading day shall be deemed to be the averaging date (irrespective of whether that tenth trading day is already an averaging date) and (2) the calculation agent will determine the official settlement price (and thereafter, the final price) on such day as specified above. If the calculation agent postpones an averaging date (and therefore the determination of the final price), the calculation agent may also postpone the maturity date to ensure that the number of business days between the latest-postponed valuation date and the maturity date remains the same.

Notwithstanding the occurrence of one or more market disruption events with respect to the underlying asset, the calculation agent may waive its right to postpone the applicable observation date or averaging date (including the valuation date) if it determines that the applicable market disruption event has not or is not likely to materially impair its ability to determine the official settlement price of the underlying asset.

Any of the following will be a “market disruption event”, as determined by the calculation agent:

♦	the failure of Bloomberg to announce or publish the official settlement price for the underlying asset or the temporary discontinuance or unavailability of Bloomberg as a price source for such purpose;
♦	the official settlement price is not published for the underlying asset;
♦	a material suspension, absence or limitation of trading in the underlying asset on its relevant exchange, or in option contracts relating to the underlying asset in the primary market for those contracts (as determined by the calculation agent, the “related exchange”);
♦	the underlying asset or option contracts relating to the underlying asset do not trade on what was, on the trade date, the relevant exchange for the underlying asset or the related exchange for those options;
♦	the relevant exchange for the underlying asset or the related exchange or quotation system, if any, for option contracts relating to the underlying asset fails to open for trading during its regular trading session;
♦	any event that materially disrupts or impairs, as determined by the calculation agent, the ability of market participants to effect transactions in, or obtain market values for the underlying asset on its relevant exchange or effect transactions in, or obtain market values for option contracts related to the underlying asset on its related exchange (including, but not limited to, limitations, suspensions or disruptions of trading of one or more futures contracts on the underlying asset by reason of movements exceeding “limit up” or “limit down” levels permitted by the relevant exchange); or
♦	any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to establish, maintain or unwind all or a material portion of a hedge with respect to the Notes.

The following events will not be market disruption events:

♦	a limitation on the hours or numbers of days of trading in the underlying asset in its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; or
♦	a decision to permanently discontinue trading in the option contracts relating to the underlying asset.

For this purpose, an “absence of trading” in the related exchange for option contracts related to the underlying asset, if available, will not include any time when that market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in the underlying asset or option contracts related to the underlying asset, if available, by reason of any of:

♦	a price change exceeding limits set by the relevant exchange or related exchange, as applicable,
♦	an imbalance of orders, or
♦	a disparity in bid and ask quotes,

will constitute a suspension or material limitation of trading.

“Relevant exchange” means, with respect to the underlying asset, the ICE or any successor thereto, and with respect to any successor commodity future (as defined under “Permanent Disruption Events; Alternative Method of Calculation” herein), the primary exchange or market of trading related to such successor commodity future, as determined by the calculation agent.

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Permanent Disruption Events; Alternative Method of Calculation

Any of the following may be a “permanent disruption event” (and, together with a market disruption event a “disruption event”), as determined by the calculation agent:

♦	the permanent discontinuation or disappearance of trading in the underlying asset or the physical delivery of the commodity underlying the underlying asset;
♦	the permanent discontinuation or disappearance of option contracts relating to the underlying asset;
♦	the permanent discontinuance or unavailability of Bloomberg as a price source for such purpose; or
♦	the disappearance or permanent discontinuance or unavailability of the official settlement price, notwithstanding the availability of Bloomberg or the status of trading in the underlying asset or the option contracts relating to the underlying asset.

If a permanent disruption event occurs, the calculation agent may replace the underlying asset with another commodity futures contract that the calculation agent determines to be comparable to the permanently disrupted underlying asset (a “successor commodity future”), and the official settlement price on each observation date and/or averaging date (including the valuation date) will be determined by reference to the official settlement prices of such successor commodity future at the close of trading on such relevant exchange on each date as determined by the calculation agent. To the extent necessary, the calculation agent will adjust those terms as necessary to ensure cross-comparability of the permanently disrupted underlying asset and the successor commodity future.

Upon any selection by the calculation agent of a successor commodity future, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to UBS and to the holders of the Notes.

If there is a permanent disruption event with respect to the underlying asset or successor commodity future (in each case, an “underlying commodity”) prior to, and such discontinuation is continuing on, the relevant observation date and/or averaging date (including the valuation date) and the calculation agent determines that no successor commodity future is available at such time, then the calculation agent will determine the official settlement price on each observation date and/or averaging date (including the valuation date) for the underlying commodity; provided that, if the calculation agent determines that no successor commodity future exists for the discontinued underlying asset, the official settlement price on any affected date (including the valuation date), as applicable, for the underlying asset will be the settlement price as determined by the calculation agent on the date following the affected date.

Notwithstanding these alternative arrangements, discontinuation of trading on the relevant exchange in the underlying asset may adversely affect the value of the Notes.

Any of the following may be considered an “alternative method of calculation” with respect to the underlying commodity, as determined by the calculation agent:

♦	the occurrence since the trade date of a material change in the formula for or the method of calculating the relevant official settlement price of the underlying commodity;
♦	the occurrence since the trade date of a material change in the content, composition or constitution of the underlying commodity; or
♦	a modification in the reporting of the official settlement price for the underlying commodity such that it does not, in the opinion of the calculation agent, fairly represent the value of the underlying commodity.

If the calculation agent determines there is an alternative method of calculation for the underlying asset or successor commodity future, the calculation agent will, at the close of business in New York City on the applicable observation date and/or averaging date (including the valuation date) for the underlying commodity, make such calculations and adjustments as may be necessary in order to arrive at a value for the underlying commodity, as applicable. The calculation agent shall cause written notice of such calculations and adjustments to be furnished to the holders of the Notes.

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Additional Terms of the Notes

Redemption Price Upon Optional Tax Redemption

We have the right to redeem your Notes in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right with respect to your Notes, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of your Notes is accelerated, we will pay the default amount in respect of the principal of your Notes at maturity. We describe the default amount below under “— Default Amount”.

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Notes are a part, are entitled to take any action under the indenture (which is described in the accompanying prospectus), we will treat the outstanding principal amount of the Notes as the outstanding principal amount of the series of Notes constituted by that Security. Although the terms of the Notes may differ from those of the other Medium-Term Notes, Series B holders of specified percentages in principal amount of all Medium-Term Notes, Series B together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B including the Notes. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification and Waiver of Covenants”.

Default Amount

The default amount for your Notes on any day will be an amount, in U.S. dollars for the principal of your Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your Notes. That cost will equal: (i) the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking; plus (ii) the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of your Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your Notes, which we describe below, the holders of your Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless: (i) no quotation of the kind referred to above is obtained; or (ii) every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either: (i) A-1 or higher by S&P Global, LLC, or any successor, or any other comparable rating then used by that rating agency; or (ii) P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment

Any payment on your Notes at maturity will be made to accounts designated by you or the holder of your Notes and approved by us, or at the office of the trustee in New York City, but only when your Notes are surrendered to the trustee at that office. We may also make any payment in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to your Notes, we mean any day that is a day on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York City or London.

Trading Day

A “trading day” is a day, as determined by the calculation agent, on which trading is generally conducted on the primary exchange(s) or market(s) on which the underlying asset is listed or admitted for trading.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the settlement date of your Notes without notice. The calculation agent will make all determinations regarding whether the Notes are subject to an automatic call, disruption events, business days, trading days, the default amount, the official settlement price, the underlying return, the initial price, the call threshold level applicable to each observation date, the downside threshold, the official settlement price on each observation date, the final price, any payment on the Notes and all other determinations with respect to the Notes, in its sole discretion. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any determinations by the calculation agent.

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Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC has agreed to resell all of the Notes to J.P. Morgan Securities LLC and its affiliates (the “Agents”) at a discount from the issue price to the public equal to the underwriting discount, of $10.00 per $1,000 Principal Amount of Notes. The Agents intend to resell the offered Notes at the original issue price to the public, but will forgo fees for sales to certain fiduciary accounts. The Agents may resell the Notes to securities dealers at a discount from the original issue price to the public up to the underwriting discount indicated on the cover hereof.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. Further, the fees and commissions described on the cover hereof will not be rebated if the Notes are automatically called. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” herein.

Prohibition of Sales to EEA Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

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Validity of the Notes

In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the issuer, when the Notes offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated October 29, 2018 filed on that date with the Securities and Exchange Commission as Exhibit 5.3 to the issuer’s registration statement on Form F-3 (the “Registration Statement”). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated October 29, 2018 filed on that date with the Securities and Exchange Commission as Exhibit 5.4 to the Registration Statement.

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